[Blank Rome Comisky & McCauley Letterhead]

July 5, 1996

Home Health Corporation of America, Inc.
2200 Renaissance Boulevard
Suite 300
King of Prussia, PA  19406

Gentlemen:

We have acted as counsel to Home Health Corporation of America, Inc.
(the "Company") in connection with the preparation of the Registration Statement on Form S-8 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale of up to 635,000 shares of common stock, no par value ("Common Stock"), by the Company pursuant to the Company's Amended and Restated Employee Stock Option Plan and 1995 Employee and
Consultant Equity Plan (the "Plans"). This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K.

Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

In rendering this opinion, we have examined the following documents (i) the Company's Articles of Incorporation and Bylaws, as amended and restated (ii) Actions by Unanimous Written Consent of the Company's Board of Directors dated September 30, 1991 and June 20, 1996, and a resolution adopted by the Board of Directors dated September 6, 1995 (iii) resolutions adopted by the shareholders of the Company on November 11, 1991 and September 25, 1995;
(iv) the Registration Statement; (v) a statement from the Company's transfer agent and (vi) copies of the Plans. We have assumed and relied, as to questions of law and fact, on the truth, completenes, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.

We have not made any independent investigation in rendering this opinion other than the document examination described. Our opinion is therefore qualified in all respects by the scope of the document examination. We make no representation as to the sufficiency of our investigation for your purposes. This opinion is limited to the laws of the Commonwealth of Pennsylvania. In rendering this opinion we have assumed (i) compliance with all other laws, including federal laws and (ii) compliance will all Pennsylvania securities and antitrust laws.

Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company which are being offered by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Blank Rome Comisky & McCauley

BLANK ROME COMISKY & MCCAULEY